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                                                                    EXHIBIT 23.1






INDEPENDENT ACCOUNTANTS' REPORT

The Board of Directors
The DII Group, Inc.:

We have reviewed the accompanying condensed consolidated balance sheet of The DII Group, Inc. and subsidiaries (the Company) as of July 4, 1999, and the related condensed consolidated statements of income and cash flows for the thirteen weeks and twenty six weeks ended July 4, 1999 and June 28, 1998. These financial statements are the responsibility of the Company's management.

We conducted our review in accordance with standards established by the American Institute of Certified Public Accountants. A review of interim financial information consists principally of applying analytical procedures to financial data and of making inquiries of persons responsible for financial and accounting matters. It is substantially less in scope than an audit conducted in accordance with generally accepted auditing standards, the objective of which is the expression of an opinion regarding the financial statements taken as a whole. Accordingly, we do not express such an opinion.

Based on our review, we are not aware of any material modifications that should be made to such condensed consolidated financial statements for them to be in conformity with generally accepted accounting principles.

We have previously audited, in accordance with generally accepted auditing standards, the consolidated balance sheet of The DII Group, Inc. and subsidiaries as of January 3, 1999, and the related consolidated statements of operations, stockholders' equity, and cash flows for the 53 weeks then ended (not presented herein); and in our report dated January 28, 1999, (February 18, 1999 as to the redemption of convertible subordinate notes described in Note 6), we expressed an unqualified opinion on those consolidated financial statements. In our opinion, the information set forth in the accompanying condensed consolidated balance sheet as of January 3, 1999 is fairly stated, in all material respects, in relation to the consolidated balance sheet from which it has been derived.



DELOITTE & TOUCHE LLP

Denver, Colorado
August 13, 1999